UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 11, 2013

Synthetic Biologics, Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

01-12584	13-3808303
(Commission File Number)	(IRS Employer Identification No.)

155 Gibbs Street, Ste. 412

Rockville, MD 20850

 (Address of principal executive offices and zip code)

(734) 332-7800

 (Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Underwritten Offering

On December 11, 2013, Synthetic Biologics, Inc. (the “Company” or “Synthetic”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Aegis Capital Corp. (“Aegis” or the “Underwriter”), providing for the offer and sale in a firm commitment underwritten public offering (the “Offering”) of 11,500,000 shares of the Company's common stock, par value $0.001 per share (“Common Stock”), at a public offering price of $1.00 per share. Pursuant to the Underwriting Agreement, the Company granted the Underwriter an option for a period of 45 days to purchase up to an additional 1,725,000 shares of Common Stock. The net proceeds to the Company from the Offering are expected to be approximately $10.5 million, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company, assuming no exercise by the Underwriter of its option to purchase additional shares of Common Stock. The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions.

The shares of Common Stock will be issued pursuant to the Company's shelf registration statement on Form S-3 (File No. 333-189794), which became effective on July 16, 2013, and the base prospectus included therein, as supplemented by the preliminary prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on December 11, 2013 and a prospectus supplement filed with the Commission on December 13, 2013. The Offering is expected to close on December 17, 2013, contingent upon the satisfaction of customary closing conditions.

The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Underwriting Agreement, which is filed herewith as Exhibit 1.1 and is incorporated herein by reference. The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement and are not intended as a document for investors and the public to obtain factual information about the current state of affairs of the parties to that document. Rather, investors and the public should look to other disclosures contained in the Company's filings with the Commission.

On December 11, 2013, the Company amended the Controlled Equity OfferingSM Sales Agreement that it entered into with Cantor Fitzgerald & Co. in July 2013 to limit the Company’s ability to sell shares of its common stock under such agreement to the lesser of $15,000,000 or the amount that the Company can sell under General Instruction I.B.6 of Form S-3, if still applicable, after the Offering. A copy of the amendment is filed herewith as Exhibit 1.2 and is incorporated herein by reference.

Use of Proceeds

The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include, among other things, increasing its working capital, funding research and development, and capital expenditures. In addition, the Company may use a portion of the net proceeds for licensing or acquiring intellectual property to incorporate into its products and product candidates or its research and development programs. The Company may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products; however, it has no current commitments or obligations to do so.

Opinion of Counsel

A copy of the opinion of Parsons Behle & Latimer relating to the legality of the issuance and sale of Company's Common Stock in the Offering is attached as Exhibit 5.1 hereto.

Item 8.01. Other Events.

On December 11, 2013, the Company issued two press releases announcing the launch and subsequent pricing of the Offering described above. A copy of the press releases are attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit 1.1	Underwriting Agreement, dated December 11, 2013, between Synthetic Biologics, Inc. and Aegis Capital Corp.

Exhibit 1.2	Amendment No.1 to Controlled Equity OfferingSM Sales Agreement, dated December 11, 2013, between Synthetic Biologics, Inc. and Cantor Fitzgerald & Co.

Exhibit 5.1	Opinion of Parsons Behle & Latimer

Exhibit 23.1	Consent of Parsons Behle & Latimer (included in Opinion of Parsons Behle & Latimer filed as Exhibit 5.1)

Exhibit 99.1	Press Release of Synthetic Biologics, Inc. dated December 11, 2013

Exhibit 99.2	Press Release of Synthetic Biologics, Inc. dated December 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTHETIC BIOLOGICS, INC.

By:	/s/ C. Evan Ballantyne
Name:	C. Evan Ballantyne
Title:	Chief Executive Officer

Dated: December 13, 2013